UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2011

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Calle Juan Fanning 219, Miraflores, Lima Perú
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +51-1-446-6807
Pasaje Mártir Olaya 129, Oficina 1203, Centro Empresarial José Pardo Torre A, Miraflores, Lima, Perú (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On March 30, 2011, we received a copy of a formal order of investigation issued by the United States Securities and Exchange Commission (“SEC”) regarding possible violations of the securities laws including securities registration requirements, financial reporting and/or market manipulation believed to have been committed by us, our officers, directors, employees, partners, subsidiaries, affiliates and/or other persons.  We received a subpoena requesting the delivery of certain documents to the SEC.  We do not believe that we have violated any securities laws and have been cooperating fully, and intend to continue to cooperate fully, with the SEC in regards to this investigation.

At this time, it is not possible to predict the outcome of the investigation.  In the event the SEC investigation leads to action against any of our current or former directors or officers, or the Company itself, the trading price of our common stock may be adversely impacted.  In addition, the SEC investigation may result in the incurrence of significant legal expense, both directly and as the result of any indemnification obligations.  This investigation may also divert management’s attention from our operations which may cause our business to suffer.  If we are subject to any adverse findings, we could be required to pay damages or penalties or have other remedies imposed on us which could have a material adverse effect on our business.  We have no insurance coverage to cover any portion of our defense cost or any amounts that we may be required to pay in connection with the resolution of this investigation.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/         Michael Stocker
Name:  Michael Stocker
Title:    Chief Executive Officer
Date:    March 31, 2011